UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 25, 2019

XPERI CORPORATION

(Exact name of Registrant as Specified in its Charter)

Delaware	001-37956	81-4465732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3025 Orchard Parkway

San Jose, California 95134

(Address of Principal Executive Offices, including Zip Code)

(408) 321-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Severance Agreements with Certain Executive Officers

On February 25, 2019, Xperi Corporation (the “Company”) entered into new severance agreements with each of Robert Andersen, the Company’s Chief Financial Officer, Geir Skaaden, the Company’s Chief Products and Services Officer, and Paul Davis, the Company’s General Counsel and Corporate Secretary. The severance agreements replace the previous severance agreements between the Company and the executives, which expired in accordance with their terms. Each agreement has a term of two years. Each of the severance agreements provides that if the executive’s employment is terminated by us without cause or if the executive resigns for good reason, the executive will be entitled to receive the following payments and benefits which are consistent with the benefits under the expired severance agreements with the executives:

•	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;

•	a lump sum cash payment equal to 100% of his annual base salary;

•	continuation of health benefits for a period of 12 months following the date of termination; and

•	his target annual bonus for the calendar year in which termination occurs (which bonus shall be prorated for the portion of the calendar year that has elapsed prior to the date of termination).

The severance payments and benefits described above will be paid upon the executive’s execution of a general release of claims in favor of the Company.

Change in Control Severance Agreements with Certain Executive Officers

Also on February 25, 2019, the Company entered into new change in control severance agreements with each of Messrs. Andersen, Skaaden and Davis. The change in control severance agreements replace the previous change in control severance agreements between the Company and the executives, which expired in accordance with their terms. Each agreement has a term of two years; provided, that the term will automatically be extended for 18 months following a change in control of the Company if the term would otherwise have expired during such 18-month period. The change in control severance agreements also provide that, if an executive’s employment is terminated by us without cause or if the executive resigns for good reason, in either case, within 60 days prior to or within 18 months following a change in control, the executive will be entitled to receive the following benefits, which are consistent with the benefits under the expired change in control severance agreements with the executives:

•	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;

•	a lump sum cash payment equal to 100% of his annual base salary;

•	his target annual bonus for the calendar year in which termination occurs;

•	continuation of health benefits for a period of up to 12 months following the date of termination; and

•

immediate acceleration of vesting of his outstanding equity awards (with any performance-based awards vesting at target, except to the extent alternative acceleration is specifically provided for pursuant to the grant documents) as of the later of the date of termination or the date of such change in control.

The severance benefits described above will be reduced by any severance benefits payable to the executives under their severance agreements and will be paid upon the executive’s execution of a general release of claims in favor of the Company and subject to their continued compliance with the confidentiality and proprietary rights covenant set forth in the change in control severance agreement.

The foregoing description of the severance and change in control severance agreements is qualified in its entirety by the full severance and change in control severance agreements, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2019, to be filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2019

XPERI CORPORATION

By:	/s/ Robert Andersen
Name:	Robert Andersen
Title:	Executive Vice President and Chief Financial Officer